Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of SangStat Medical Corporation on Form S-8 of our report dated February 13, 2001 (March 13, 2001 as to Note 15), appearing in the Annual Report on Form 10-K of SangStat Medical Corporation for the year ended December 31, 2000.

DELOITTE & TOUCHE LLP

San Jose, California
June 22, 2001